Exhibit 99.2

FA Email

Subject: CNL Healthcare Properties Responds to Third-Party Mini-Tender Offer

Date: Aug. 27, 2019

FOR BROKER-DEALER AND RIA USE ONLY. Not for general use with the public.

Dear Financial Advisor:

On Aug. 26, 2019, MacKenzie Realty Capital (MacKenzie) mailed an unsolicited mini-tender offer to shareholders of CNL Healthcare Properties. The offer was to purchase up to 1,000,000 shares of CNL Healthcare Properties’ common stock from shareholders. We are not affiliated with MacKenzie and its offer.

After careful evaluation, the company’s board of directors unanimously recommends that shareholders reject MacKenzie ’s tender offer. This recommendation was included in the company’s response filing with the SEC on Aug. 27, 2019. A copy of the filing can be found on the SEC’s website at sec.gov and on cnlhealthcareproperties.com, along with the letter to shareholders that will be mailed on or about Aug. 30, 2019. To reject the offer, no action is required by shareholders.

MacKenzie’s offer is for $5.25 per share and expires on Sept. 30, 2019, unless extended. The tender offer is for approximately 0.57% of the outstanding shares as of June 30, 2019 and will mail to shareholders the week of Aug. 26, 2019.

Company News

•

As part of its strategic alternatives process to provide shareholders with liquidity, the company sold 59 of its healthcare assets in May 2019; paid a special distribution of $2.00 per share to shareholders and thereafter adjusted the estimated net asset value per share to $7.99 as of Dec. 31, 2018.

•

The company’s options include but are not limited to: listing on a national securities exchange; an orderly sale of the company’s assets and distribution of the net sales proceeds; and a business combination or any other transaction with a third-party/parties to provide cash and/or securities of a publicly traded company.

•

The board of directors and its special committee believe that the steps the company is currently taking to explore strategic alternatives are part of a thoughtful and measured process to create a result that is in the best interest of all its shareholders. That being said, there is no assurance when the company will provide liquidity for shareholders.

Why Reject the Tender Offer?

•	The board of directors concluded that the offer is not in the best interests of the company or CNL Healthcare Properties’ shareholders.

•

The offer price is 34% lower than the current $7.99 per share estimated NAV as of Dec. 31, 2018. The estimated NAV is not the amount an investor should expect to receive now or at any time in the future.

•

The board of directors believes MacKenzie is an opportunistic purchaser attempting to acquire shares at a deeply discounted share price and make a profit. MacKenzie in its own words states that it is “making the offer for investment purposes and with the intention of making a profit” from the ownership of the shares.

•	None of the company’s directors, executive officers, affiliates or subsidiaries intend to sell their shares to MacKenzie.

•

MacKenzie determined its offer price based on its own analysis and conceded that it did not obtain current independent valuations or appraisals for the company’ assets and did not retain an independent advisor to evaluate or render opinion as to the fairness of the $5.25 offer price.

•

The MacKenzie offer specifies that any distributions on tendered shares made after Sept. 30, 2019, will be assigned to them. The second quarter distribution was $0.0512 per share and was paid in June. The board of directors declared the third quarter 2019 distributions in the amount of $0.0512 and it is anticipated to be paid to shareholders in mid-September. If the distribution rate remains unchanged in 2019, on an annualized basis, the distribution rate is $0.2048 per share per year or 2.56%, calculated by annualizing the current distribution and expressing that as a percent of the $7.99 estimated NAV per share. Distributions are not guaranteed in frequency or amount.

The company’s board of directors recognizes that due to the suspension of the company’s stock redemption plan and the lack of a current trading market for shares, shareholders may decide to accept the MacKenzie tender offer based on, among other things, their individual liquidity needs and financial situation.

Please review the Form 8-K filed on Aug. 27, 2019 with the SEC. For additional information, please contact your sales representative directly or call CNL Client Services at 866-650-0650, option 2.

FOR BROKER-DEALER AND RIA USE ONLY. Not for general use with the public.

See SEC filing for complete details. This information is derived from the issuer’s public filings and does not replace or supersede any information provided therein.

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, could and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict, including the amount and timing of anticipated future distributions, estimated per share net asset value of the company’s stock and/or other matters. The company’s forward-looking statements are not guarantees of future performance. Shareholders and financial advisors should not place undue reliance on forward-looking statements.

CHP-0819-937177-BD